Rhinebeck Bancorp, Inc. Reports Results for the Third Quarter and Nine Months Ended September 30, 2019

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York., October 31, 2019 /PRNewswire/ -- Rhinebeck Bancorp, Inc., (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended September 30, 2019 of $2.1 million ($0.20 per basic and diluted share), $127,000, or 6.5%, more than $2.0 million for the comparable prior year period, and $4.2 million ($0.39 per basic and diluted share) for the nine months ended September 30, 2019, which is $1.1 million, or 33.7%, greater than $3.2 million for the same period last year.

On January 16, 2019, the Company became the holding company for the Bank when it closed its stock offering in connection with the completion of the reorganization of the Bank and Rhinebeck Bancorp, MHC into a two-tier mutual holding company form of organization.  The Company sold 4,787,315 shares of common stock at a price of $10.00 per share,  for net proceeds of $46.0 million, and issued 6,345,975 shares to Rhinebeck Bancorp, MHC.  The consolidated financial results contained herein reflect the consolidated accounts of the Company and the Bank at and for the three and nine month periods ended September 30, 2019 and Rhinebeck Bancorp, MHC and the Bank for the same periods ended September 30, 2018 and at December 31, 2018.

Other financial highlights:

•	Total assets grew $63.6 million, or 7.2%, to $946.0 million from December 31, 2018.

•	Net loans increased a total of $80.6 million, or 11.9%, to $759.0 million from year end 2018.

•	Total deposit balances were $770.0 million at September 30, 2019, increasing $85.6 million, or 12.5%, during the nine months then ended.

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Return on average assets was 0.90% for the three month period ended September 30, 2019 compared to 0.97% for the corresponding period of 2018. Return on average assets was 0.63% for the nine month period ended September 30, 2019 compared to 0.55% for the comparable prior year period.

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Return on average equity was 7.78% for the third quarter 2019 compared to 13.80% for the same period of 2018. Return on average equity was 5.56% for the nine month period ended September 30, 2019 compared to 7.64% for the same period of 2018.

Michael J. Quinn, President and Chief Executive Officer, said: “We are pleased with the progress made this year in our goals of growing our balance sheet through growth of both loans and deposits while improving our overall net income.  Additionally, our efforts to improve loan quality and our efficiency ratio continued during the quarter.”

Income Statement Analysis

Net interest income increased $734,000, or 9.5%, to $8.5 million for the three months ended September 30, 2019, from $7.7 million for the three months ended September 30, 2018. Year to date net interest income increased $3.1 million, or 14.7%, over the same timeframe in 2018, to $24.0 million. In both comparable periods, interest income increases were mostly driven by increasing originations of higher yielding indirect automobile loans accompanied by additional production of commercial real estate loans while increases in deposit pricing and borrowing costs were primarily driven by competitive market forces and the changing interest rate environment.

Our net interest margin declined 25 basis points to 3.85% when comparing between quarters and declined 9 basis points to 3.80% when looking at the respective nine month periods.

We recorded $450,000 in provision for loan losses for the third quarter 2019 and $2.0 million for the first nine months of 2019 as compared to $525,000 and $1.6 million, respectively, for the comparable prior year periods.  Net charge-offs for the quarter ended September 30, 2019 totaled $405,000, and year to date totaled $753,000, compared to $154,000 and $722,000, for the respective periods in 2018.

Non-interest income totaled $1.5 million for the three months ended September 30, 2019; a decrease of $39,000, or 2.6%, from the comparable period in the prior year.  Year to date 2019, non-interest income totaled $4.2 million, an increase of $526,000, or 14.5%.  A new deposit fee schedule, retail operating improvements and significant growth in investment advisory income at our Rhinebeck Asset Management (“RAM”) division were primary drivers of this outcome. An other real estate owned (“OREO”) write-down that occurred in the first quarter of 2018, of $387,000, also improved the nine month period’s 2019 comparative performance.

For the third quarter of 2019, non-interest expenses increased $359,000 to $6.8 million, over the comparable 2018 period. Salaries and employee benefits increased $343,000, or 9.5%, attributable to annual salary merit increases, production incentives, employee benefit increases and additions to staff.  The growth of other general operating expenses was mainly due to increases in overall processing volumes, the additions of new technologies and equipment, and additional costs related to our new status as a public company.  For the nine months ended September 30, 2019, non-interest expenses increased $1.6 million, or 8.1% to $20.8 million, as compared to the first nine months of last year.  Year to date salaries and employee benefits increased $1.4 million, or 13.3%.  In 2019, both comparative periods were positively impacted by a large reduction in our FDIC assessment and the recovery of foreclosure expenses of $115,000. Non-recurring expenses in 2018 for additional funds to prepare a foreclosure property for sale and an impairment loss of $95,000 related to RAM helped improve comparative results.

Balance Sheet Analysis

Total assets were $946.0 million at September 30, 2019, representing an increase of $63.6 million, or 7.2%, from $882.4 million at December 31, 2018. Cash and due from banks decreased $32.2 million during the period primarily as a result of a return of $41.1 million in unfulfilled offering subscriptions in January 2019. The available for sale securities balance increased $14.4 million mostly due to $28.4 million in mortgage-backed securities purchases partially offset by sales and calls of $5.6 million and principal payments and maturities of $12.0 million. Net loans increased $80.6 million, or 11.9%, including an increase of $55.7 million in indirect automobile loan balances due to production of $160.7 million of those loans since year end. During the first nine months of this year, commercial real estate balances increased by $22.6 million or 10.2%.

Past due loans increased $3.8 million, or 30.4%, between year end and September 30, 2019 finishing at 2.1% of total loans, or $16.2 million.  During the same timeframe non-performing assets rose $2.9 million or 39.7%, to $10.3 million. Our reserve as a percentage of total gross loans was 1.04% at September 30, 2019.

Premises and equipment increases reflect the recent purchase of the building in Goshen which houses our branch operation for $1.8 million.

Total liabilities increased $14.7 million, or 1.8%, to $837.8 million mainly due to an $85.6 million, or 12.5%, increase in deposits, an increase of $16.3 million in Federal Home Loan Bank advances, offset by a $5.0 million line of credit pay-down and the release of $89.0 million in gross subscription offering proceeds in January 2019.

Stockholders' equity increased $49.0 million to $108.3 million, primarily due to proceeds from the common stock offering of $46.0 million. At September 30, 2019, the Company's ratio of stockholders' equity-to-total assets was 11.4%, compared to 6.7% at December 31, 2018.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate",  "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.  Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Interest and Dividend Income
Interest and fees on loans	$10,160	$8,570	$28,276	$22,713
Interest and dividends on securities	655	578	1,976	1,762
Other income	10	5	51	14
Total interest and dividend income	10,825	9,153	30,303	24,489
Interest Expense
Interest expense on deposits	1,957	1,112	4,980	2,927
Interest expense on borrowings	404	311	1,368	673
Total interest expense	2,361	1,423	6,348	3,600
Net interest income	8,464	7,730	23,955	20,889
Provision for loan losses	450	525	2,010	1,575
Net interest income after provision for loan losses	8,014	7,205	21,945	19,314
Noninterest Income
Service charges on deposit accounts	729	785	2,141	2,030
Net realized loss on sales and calls of securities	—	(21)	(40)	(22)
Net gain on sales of loans	159	167	367	435
Increase in cash surrender value of life insurance	100	101	300	300
Write-downs of other real estate owned	—	—	—	(387)
Other real estate owned income	8	11	19	32
Investment advisory income	225	225	767	557
Other	238	230	602	685
Total noninterest income	1,459	1,498	4,156	3,630
Noninterest Expense
Salaries and employee benefits	3,944	3,601	11,915	10,520
Occupancy	838	818	2,631	2,572
Data processing	353	283	1,003	851
Professional fees	361	217	987	635
Marketing	166	148	468	532
FDIC deposit insurance and other insurance	29	229	317	608
Other real estate owned expense	73	101	111	184
Amortization of intangible assets	10	11	32	32
Impairment loss on goodwill	—	—	—	95
Other	1,058	1,065	3,334	3,211
Total noninterest expense	6,832	6,473	20,798	19,240
Income before income taxes	2,641	2,230	5,303	3,704
Provision for income taxes	550	266	1,080	545
Net income	$2,091	$1,964	$4,223	$3,159

Earnings per common share:
Basic	$0.20	$—	$0.39	$—
Diluted	$0.20	$—	$0.39	$—

Weighted average shares outstanding, basic	10,710,500	—	10,705,046	—
Weighted average shares outstanding, diluted	10,710,500	—	10,705,046	—

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Cash and due from banks	$18,356	$50,590
Available for sale securities (at fair value)	115,705	101,312
Loans receivable (net of allowance for loan losses of $7,903 and $6,646, respectively)	758,999	678,402
Federal Home Loan Bank stock	2,608	1,883
Accrued interest receivable	2,793	2,523
Cash surrender value of life insurance	18,359	18,018
Deferred tax assets (net of valuation allowance of $1,210 and $1,085, respectively)	2,340	2,934
Premises and equipment, net	18,571	17,040
Other real estate owned	1,505	1,685
Goodwill	1,410	1,410
Intangible assets, net	252	284
Other assets	5,129	6,342
Total assets	$946,027	$882,423
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$179,924	$171,829
Interest bearing	590,061	512,589
Total deposits	769,985	684,418

Mortgagors’ escrow accounts	3,693	7,725
Advances from the Federal Home Loan Bank	47,936	31,598
Subordinated debt	5,155	5,155
Other borrowings	—	5,000
Subscription offering proceeds	—	79,142
Accrued expenses and other liabilities	11,003	10,108
Total liabilities	837,772	823,146

Stockholders’ Equity
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	—
Additional paid-in capital	45,865	100
Unallocated common stock held by the employee stock ownership plan	(4,200)	—
Retained earnings	70,412	66,189
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	363	(2,576)
Defined benefit pension plan, net of taxes	(4,296)	(4,436)
Total accumulated other comprehensive loss	(3,933)	(7,012)
Total stockholders’ equity	108,255	59,277
Total liabilities and stockholders’ equity	$946,027	$882,423

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2019	2018	2019	2018
Performance Ratios (1):	(unaudited)		(unaudited)

Return on average assets (2)	0.90%	0.97%	0.63%	0.55%
Return on average equity (3)	7.78%	13.80%	5.56%	7.64%
Net interest margin (4)	3.85%	4.10%	3.80%	3.89%
Efficiency ratio (5)	68.86%	70.15%	73.99%	78.47%
Average interest-earning assets to average interest-bearing liabilities	136.85%	133.08%	137.37%	131.52%
Loans to deposits	98.33%	94.12%	98.33%	94.12%
Equity to assets (6)	11.52%	7.04%	11.34%	7.16%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			1.04%	0.97%
Allowance for loan losses as a percent of non-performing loans			90.08%	74.30%
Net charge-offs to average outstanding loans during the period			0.10%	0.12%
Non-performing loans as a percent of total loans			1.16%	1.30%
Non-performing assets as a percent of total assets			1.09%	1.25%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)			12.47%	9.42%
Total capital (to risk-weighted assets)			13.44%	10.31%
Common equity Tier 1 capital (to risk-weighted assets)			12.47%	9.42%
Tier 1 leverage ratio (to average total assets)			11.01%	8.24%

(1)	Performance ratios for the three and nine months ended September 30, 2019 and 2018 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income (Non-GAAP measure).
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com